Electronics             303 Velocity Way Foster City California 94404
      for Imaging


PRESS RELEASE
For Immediate Release


             EFI Completes Acquisition of Management Graphics, Inc.

    New Minnesota Office Brings Additional Windows NT Expertise, Engineering Talent and Expanded Recruiting Pool to Leader in Networked Printing Technology

SAN  FRANCISCO  -- AUGUST 31, 1999 --  Electronics  For Imaging,  Inc.  (NASDAQ:
EFII), the leader in enabling networked printing solutions, today announced that it has completed its acquisition of Management Graphics Incorporated (MGI), a Minneapolis, MN-based developer of Intel-based EDOX(TM) Document Servers and other imaging technology. Originally announced July 14, EFI acquired Management Graphics, Inc. in a stock-for-stock merger, valued at approximately $30.1 million.

"MGI adds to EFI's superb engineering talent and complements our product strategy of bringing high-performance, cost-effective digital printing technology to all markets," said EFI President Guy Gecht. "By extending EFI's reach to Minnesota, this acquisition increases our access to a strong talent pool of printing engineers from the Midwestern states."

MGI will now operate as EFI's Minnesota office and will retain responsibility for its current product lines, including its EDOX line of digital color servers. Jim Teter, former president of MGI, will retain his responsibilities under the title of general manager, reporting directly to Guy Gecht.

"It's tremendous to be part of such a visionary, dynamic and successful company like EFI that pioneered the digital printing industry," said Teter. "With that foundation already established, we look forward to continuing EFI's spirit of innovation."

EDOX Document Servers feature the open, scalable architecture of the Intel(R) platform with the reliability of Adobe(TM) PostScript 3(TM) running on the industry-standard Windows NT operating system. The EDOX Document Server is a powerful color and document management system for

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fiery
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Web  www.efi.com
Tel  [650] 357 3500
Fax  [650] 357 3907
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EFI Completes Acquisition of MGI.


Canon copiers. EDOX also supports wide-format inkjet printers from Encad and Hewlett-Packard.

About Electronics For Imaging

Electronics For Imaging, Inc. (www.efi.com), recently ranked among Business Week's "Information Technology 100," is the world leader in enabling networked printing solutions. The company's Fiery(R) color servers incorporate advanced hardware and software technologies to achieve fast, photographic-quality color output and provide network connectivity for a range of devices, including digital color copiers from all leading vendors, wide-format plotters and digital presses. Fiery Driven(R) controllers leverage these technologies to increase the output speed and improve the print quality of digital copier and desktop color laser printers, while Fiery Prints(TM) are renowned as the reference standard for high quality, cost effective digital color output.

Fiery color servers and Fiery Driven color printers are installed worldwide in leading corporations, advertising agencies, graphic design studios and print-for-pay businesses. EFI's products are distributed by the company's blue-chip OEM partners -- Agfa, Canon, Encad, Epson, Fuji-Xerox,
Hewlett-Packard,  Kodak/Danka  Business Systems,  Konica,  Minolta,  Oce, Ricoh,
Sharp and Xerox. Founded in 1989 and headquartered in Foster City, Calif., the company employs more than 650 people and maintains 22 worldwide sales offices.

Additional information regarding Electronics For Imaging may be obtained by calling the company directly at (650) 357-3500, or through public sources, including the company's SEC filings.

Statements contained in this press release which are not historical facts are forward-looking statements subject to risks and uncertainties as discussed more fully in the Company's filings with the SEC, including its most recent Form 10-K and Form 10-Q.

                                      # # #

EFI, the EFI logo, Fiery, the Fiery logo, Fiery Driven, and the Fiery Driven logo are registered trademarks with the U.S. Patent and Trademark Office, and certain other foreign jurisdictions. Fiery Prints is a

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EFI Completes Acquisition of MGI.


trademark of Electronics For Imaging, Inc. All other terms and product names may be trademarks or registered trademarks of their respective owners, and are hereby acknowledged.

For additional information about this release contact:

Kristi Kilpatrick                           or    Emily Taylor
Electronics For Imaging, Inc.                     Benjamin Group/BSMG
kristi.kilpatrick@efi.com                         emily_taylor@benjamingroup.com
650-357-3606                                      408-559-6090